Exhibit 4.9.1

CHESAPEAKE ENERGY CORPORATION

and

the Subsidiary Guarantors named herein

6.625% SENIOR NOTES DUE 2016

SEVENTH SUPPLEMENTAL INDENTURE

DATED AS OF AUGUST 7, 2007

THE BANK OF NEW YORK TRUST COMPANY, N.A.

as Trustee

THIS SEVENTH SUPPLEMENTAL INDENTURE, dated as of August 7, 2007, is among Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), each of the parties identified under the caption “Subsidiary Guarantors” on the signature page hereto (the “Subsidiary Guarantors”) and The Bank of New York Trust Company, N.A., as Trustee.

RECITALS

WHEREAS, the Company, the Subsidiary Guarantors a party thereto and the Trustee entered into an Indenture, dated as of April 19, 2005, as supplemented prior to the date hereof (the “Indenture”), pursuant to which the Company has originally issued $600,000,000 in principal amount of 6.625% Senior Notes due 2016 (the “Notes”); and

WHEREAS, Section 9.01(3) of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture without notice to or consent of any Holder to reflect the release of any Subsidiary Guarantor as provided for in the Indenture; and

WHEREAS, the Company has taken all actions required to effect the release, pursuant to Sections 10.02 and 10.04 of the Indenture, of Chesapeake Eagle Canada Corp. (“Eagle Canada”), a New Brunswick corporation, Chesapeake Acquisition L.L.C. (“Chesapeake Acquisition”), an Oklahoma limited liability company, Chesapeake Exploration Limited Partnership (“CELP”), an Oklahoma limited partnership, and Chesapeake Sigma, L.P. (“Sigma”), an Oklahoma limited partnership; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the charter and the bylaws (or comparable constituent documents) of the Company, of the Subsidiary Guarantors and of the Trustee necessary to make this Seventh Supplemental Indenture a valid instrument legally binding on the Company, the Subsidiary Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Subsidiary Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE 1

Section 1.01. This Seventh Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02. This Seventh Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Subsidiary Guarantors and the Trustee.

ARTICLE 2

Section 2.01. As a result of the dissolution of Eagle Canada, the Company has taken all actions required to effect the release, pursuant to Section 10.04 of the Indenture, of Eagle Canada as a Subsidiary Guarantor. The notation on the Securities relating to the Guarantee shall be deemed to exclude the name of Eagle Canada and the signature of an Officer of Eagle Canada on its behalf.

Section 2.02. As a result of the merger of Chesapeake Acquisition, with and into CELP which constitutes a merger with a Subsidiary Guarantor under Section 10.02(a) of the Indenture, Chesapeake Acquisition shall for all purposes be released as a Subsidiary Guarantor from all of its Guarantee and related obligations in the Indenture, pursuant to Section 10.04 of the Indenture. The notation on the Securities relating to the Guarantee shall be deemed to exclude the name of Chesapeake Acquisition and the signature of an Officer of Chesapeake Acquisition on its behalf.

Section 2.03. As a result of the merger of CELP and Sigma, with and into Chesapeake Exploration, L.L.C. (“Chesapeake Exploration”), an Oklahoma limited liability company, formerly known as Chesapeake ORC, L.L.C., which constitutes a merger with a Subsidiary Guarantor under Section 10.02(a) of the Indenture, CELP and Sigma shall for all purposes be released as Subsidiary Guarantors from all of their Guarantee and related obligations in the Indenture, pursuant to Section 10.04 of the Indenture. The notation on the Securities relating to the Guarantee shall be deemed to exclude the names of CELP and Sigma and the signature of an Officer of Chesapeake Operating, Inc. on their behalf.

Section 2.04. As the surviving entity in its merger with CELP and Sigma and a Subsidiary Guarantor, Chesapeake Exploration hereby agrees to assume all of the obligations of CELP and Sigma.

ARTICLE 3

Section 3.01. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

Section 3.02. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Seventh Supplemental Indenture. This Seventh Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

Section 3.03. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS SEVENTH SUPPLEMENTAL INDENTURE.

Section 3.04. The parties may sign any number of copies of this Seventh Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed, all as of the date first written above.

/s/ Jennifer M. Grigsby
Jennifer M. Grigsby

Senior Vice President, Treasurer & Corporate Secretary of the Company and of the Subsidiaries listed below:

Corporate Subsidiaries:

CHESAPEAKE ENERGY LOUISIANA CORPORATION
CHESAPEAKE ENERGY MARKETING, INC.
CHESAPEAKE SOUTH TEXAS CORP.
DIAMOND Y ENTERPRISES, INCORPORATED
GENE D. YOST & SON, INC.
NOMAC DRILLING CORPORATION

CHESAPEAKE OPERATING, INC.,
On behalf of itself and, as general partner, the following limited partnership:

CHESAPEAKE LOUISIANA, L.P.

Limited Liability Company Subsidiaries:

BLUESTEM GAS SERVICES, L.L.C.
CARMEN ACQUISITION, L.L.C.
CHESAPEAKE APPALACHIA, L.L.C.
CHESAPEAKE EXPLORATION, L.L.C., formerly known as Chesapeake ORC, L.L.C.
CHESAPEAKE LAND COMPANY, L.L.C.
CHESAPEAKE ROYALTY, L.L.C.
GOTHIC PRODUCTION, L.L.C.
HAWG HAULING & DISPOSAL, L.L.C.
HODGES TRUCKING COMPANY, L.L.C.
MC MINERAL COMPANY, L.L.C.
MIDCON COMPRESSION, L.L.C.

TRUSTEE:

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:	/s/ Linda Garcia
Name:	Linda Garcia
Title:	Vice President